Exhibit 99.1

news release

Investor Contact	FOR IMMEDIATE RELEASE

John Springer Vice President Investor Relations 630.468.4797	SIRVA Announces Agreement to Settle Securities Class Action Litigation

CHICAGO, June 22, 2007 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that it has entered into an agreement to settle the securities class action litigation currently pending against SIRVA and certain of its current and former officers and directors for approximately $53.3 million.  Under the terms of the settlement, SIRVA’s contribution to the settlement will be its agreement to waive its right to reimbursement from its insurers of approximately $5.6 million of legal fees and costs incurred by SIRVA in connection with the litigation, almost all of which has been previously paid by SIRVA.

The settlement, which is subject to final court approval, would dismiss all pending claims with no admission of wrongdoing by SIRVA or any of the other defendants, and the defendants would receive a full release of all claims asserted in the litigation.

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well-established and diverse customer base around the world. The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services and home closing and settlement services. SIRVA conducts more than

300,000 relocations per year, transferring corporate and government employees along with individual consumers. The Company operates in more than 40 countries with over 4,000 employees and an extensive network of agents and service providers. SIRVA’s well-recognized brands include Allied, Allied International, Allied Pickfords, Allied Special Products, DJK Residential, Global, northAmerican, northAmerican International, Pickfords, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including, without limitation, the failure of the Company to obtain court approval of the settlement agreement with respect to the securities class action litigation and those described under the caption “Item 1A. Risk Factors” and other risks described in the Company’s 2005 Annual Report on Form 10-K. The Company does not intend, and is under no obligation, to update any particular forward-looking statement included in this release.